Exhibit (a)(21)

Delisa Davis

RH Strategic Communications for Digimarc

202-585-0210

ddavis@rhstrategic.com

DRAFT FOR IMMEDIATE RELEASE

Digimarc Announces Spin-Off of Digital Watermarking Business

L-1 Acquires Majority Ownership of Digimarc

Beaverton, Ore. – August 4, 2008 –Digimarc Corporation (NASDAQ: DMRC) today announced that, on August 1, 2008, prior to the initial expiration of the tender offer by L-1 Identity Solutions, Inc. (“L-1”), Digimarc contributed all of the assets and liabilities related to its digital watermarking business, together with all of Digimarc’s cash, to DMRC LLC, which was subsequently merged with and into DMRC Corporation.  All of the shares of DMRC Corporation common stock are being held in trust for the benefit of Digimarc stockholders entitled to the distribution of shares of DMRC Corporation common stock, pending the effectiveness of the Registration Statement on Form 10 filed by DMRC Corporation with the Securities and Exchange Commission.  Following the effectiveness of the Registration Statement on Form 10, shares of DMRC Corporation common stock will be distributed to Digimarc stockholders entitled to receive the distribution on the basis of one share of DMRC Corporation common stock for every three and one-half shares of Digimarc common stock held by the stockholder at that time.  During the period that the trust retains possession of the DMRC Corporation shares, and prior to their distribution, the beneficial interests in such shares will not be certificated or tradable.

Digimarc also announced that the initial period of L-1’s tender offer expired at 12:00 midnight, New York City time, on Friday, August 1, 2008. Approximately 19.8 million shares of Digimarc’s common stock were tendered during the initial offering period and not withdrawn representing approximately 79% of all outstanding shares. L-1’s subsidiary has accepted for payment all shares of Digimarc common stock that were validly tendered and not withdrawn and, accordingly, is the beneficial owner of such shares of Digimarc common stock.  L-1 commenced a subsequent offering period for all remaining untendered shares of Digimarc common stock, which will expire at 5:00 p.m., New York City time, on Friday, August 8, 2008.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including ID solutions for more than 25 countries. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements.” Such forward-looking statements are statements of management’s opinion and are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission on Forms 10-K and 10-Q, including but not limited to those described in Digimarc’s form 10-K for the year ended December 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release.  Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer by L-1 is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which have been filed by L-1 with the SEC.  The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.  The tender offer statement and the solicitation/recommendation statement have been mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.